Exhibit 99.1

NEWS RELEASE

Cortland Bancorp Changes Location of its Annual Meeting of Shareholders

CORTLAND, Ohio – April 3, 2020 — Cortland Bancorp (NASDAQ: CLDB), the holding company for The Cortland Savings and Banking Company, is changing the location of the upcoming annual meeting scheduled for Wednesday, April 29, 2020, to our headquarters at 194 West Main Street, Cortland, Ohio rather than the Squaw Creek Country Club address reported in the proxy statement mailed on March 18, 2020. By order of Ohio Governor Mike DeWine, Avalon Squaw Creek Country Club located at 761 Youngstown Kingsville Road, South, Vienna, Ohio, has been closed as a nonessential business.

The Company provided notice of a change to the location of the Company’s annual meeting of shareholders via the filing of additional proxy materials with the Securities and Exchange Commission.

Because of the current health risk of attending any public meeting, the Company is taking the very unusual step of asking that shareholders seriously consider not attending the annual meeting. The Company strongly urges shareholders to submit their proxies or votes in advance of the meeting using one of the available methods described in the proxy statement and form of proxy card. The proxy card included with the proxy materials previously distributed to shareholders will not be updated to reflect the change in location and may continue to be used to vote common shares in connection with the annual meeting. Routine legal requirements of the meeting will be carried out by a very limited contingent of officer-shareholders, and the designated proxy representatives will cast ballots as proxy votes indicate.

In the interim, shareholders with questions regarding the annual meeting may contact James Gasior, President and Chief Executive Officer, at Cortland Bancorp (330-637-8040).

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.